Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Second Quarter 2022 Results

–Double-Digit Increases in All Segments Contribute to Record Second Quarter Adjusted EBITDA
–Strong Market Demand and Solid Execution Drive Significant Outperformance in Engineered Structures
–$75 Million Acquisition Expands Recycled Aggregates Platform into Attractive Southern California Market
–Full Year 2022 Adjusted EBITDA Range Increased to $325 Million to $345 Million

DALLAS, Texas - ARCOSA, Inc. - August 3, 2022:
Arcosa, Inc. (NYSE: ACA) (“Arcosa,” the “Company,” “We,” or “Our”), a provider of infrastructure-related products and solutions, today announced results for the second quarter ended June 30, 2022.

Second Quarter Highlights (All comparisons are versus the prior year quarter unless noted otherwise)
•Revenues of $602.8 million, up 17%
•Net income of $39.0 million and Adjusted Net Income of $40.9 million, up 41%
•Diluted EPS of $0.79, up 84%, and Adjusted Diluted EPS of $0.83, up 38%
•Adjusted EBITDA of $99.2 million, up 26%, and Adjusted EBITDA Margin of 16.5%
•Operating cash flow of $86.7 million; Free Cash Flow of $59.7 million, with free cash flow conversion of 153%

“We delivered record second quarter revenues and Adjusted EBITDA, led by strong performance in our Engineered Structures and Construction Products segments as well as year-over-year growth in Transportation Products,” said Antonio Carrillo, President and Chief Executive Officer. “Favorable demand conditions in our growth businesses, coupled with proactive pricing actions to combat rising input costs and solid execution in our manufacturing businesses, led to a 120 basis point increase in overall Adjusted EBITDA margin to a record 16.5%.

“During the quarter, construction activity within our markets remained very healthy. Driven by strong volume and pricing growth in natural and recycled aggregates, we generated a 21% increase in Segment Adjusted EBITDA and maintained margins while effectively managing significant inflationary pressures.

“Engineered Structures exceeded our expectations during the quarter. Robust utility structures demand, combined with enhanced operating leverage, contributed to a 30% increase in Segment Adjusted EBITDA.

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“Within our cyclical businesses, we continued to navigate challenging near-term demand conditions in our barge and wind towers businesses while generating improved profitability in our steel components businesses serving the North American railcar market. In addition, we secured competitive steel pricing that helped spur $35 million of new barge orders, enhancing our production visibility for 2023.”

Carrillo continued, “Our recent strategic deployments of capital accelerate the expansion of our growth businesses. In May, we completed the $75 million acquisition of RAMCO, a leading producer of recycled aggregates, extending our recycled aggregates presence into the southern California market at an attractive valuation and complementing our existing platforms in Dallas-Fort Worth and Houston, Texas. Additionally, we are making solid progress on the organic growth projects we have underway in Construction Products and Engineered Structures and look forward to their positive contributions in 2023 and beyond. We are advancing toward an expected second-half close of the divestiture of our storage tanks business. The proceeds will help fund organic initiatives and provide flexibility as we evaluate additional acquisition opportunities.”

RAMCO Acquisition

On May 23, 2022, the Company acquired Recycled Aggregate Materials Company, Inc. (“RAMCO”) for approximately $75 million. Headquartered in Simi Valley, California, RAMCO is a leading independent producer of recycled aggregates serving the greater Los Angeles metro area from four strategic locations. RAMCO accepts concrete, asphalt, and sand at its locations for a fee and then recycles and sells the recycled aggregate products to a wide variety of customers serving construction and infrastructure applications. RAMCO had trailing 12 month Adjusted EBITDA of approximately $9.6 million as of February 28, 2022, implying a ~7.8x EBITDA multiple.

2022 Outlook and Guidance

The Company made the following adjustments to its full year guidance:

•Adjusted its Revenue guidance range to $2.2 billion to $2.3 billion, from its prior guidance range of $2.1 billion to $2.2 billion.
•Revised its Adjusted EBITDA guidance range to $325 million to $345 million, from its prior guidance range of $290 million to $305 million.
•Guidance includes full year revenues of approximately $245 million to $255 million and full year Adjusted EBITDA of $52 million to $55 million from the storage tanks business, the sale of which is expected to close in the second half of 2022.

Commenting on the outlook, Carrillo noted, “Based on the strength of our year-to-date results and increased confidence in the outlook for the second half of the year, we are raising our 2022 Adjusted EBITDA guidance. We now expect full-year Adjusted EBITDA growth of 18% at the mid-point of our range, including a full year of contribution from our storage tanks business.”

Carrillo concluded, “Over the past few years, Arcosa has achieved significant progress in advancing our growth objectives and in simplifying our portfolio of leading businesses serving key infrastructure markets. As we look forward, we remain committed to enhancing long-term stakeholder value through the disciplined allocation of capital and consistent execution of our strategic priorities.”

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Second Quarter 2022 Results and Commentary

Construction Products

•Revenues increased 20% to $245.9 million primarily due to strong organic pricing and volume gains in both natural and recycled aggregates. Recent acquisitions, net of the divestiture of an asphalt operation in the fourth quarter of 2021, resulted in an increase in revenues of approximately 5%.
•Revenues in our specialty materials business were essentially flat year-over-year as strong pricing and volumes gains in plaster were offset by lower lightweight aggregates volumes.
•Revenues from our trench shoring business increased 29% as higher steel input costs drove pricing gains.
•Adjusted Segment EBITDA increased 21% to $54.4 million, representing a 22.1% margin, consistent with the prior year. Increased margins in natural and recycled aggregates were offset by lower margins in specialty materials due to production inefficiencies and higher energy-related costs.

Engineered Structures

•Revenues increased 11% year-over-year to $268.6 million driven by higher pricing across all product lines, which more than offset lower volumes in wind towers.
•Adjusted Segment EBITDA increased 30% to $49.5 million, representing an 18.4% margin compared to a 15.7% margin a year ago.
•The increase in Adjusted Segment EBITDA was primarily driven by higher pricing in our utility structures and storage tanks businesses as well as improved margins in our utility structures business.
•Second quarter Adjusted EBITDA benefitted from a $1.6 million gain on the sale of a traffic structures facility as we consolidated manufacturing within the Florida region. The prior year period benefitted from a $7.7 million one-time resolution of a customer dispute in our wind towers business.
•Order activity for utility, telecom, and traffic structures continued to be healthy during the quarter, with a book-to-bill above 1.0.
•The combined backlog for utility, wind, and related structures at the end of the second quarter was $410.1 million compared to $348.5 million at the end of the second quarter of 2021.

Transportation Products

•Revenues were $88.3 million, up 29% year-over-year, primarily due to an 80% increase in steel components revenues on higher volumes to support improving demand in the North American railcar market. Barge revenues increased 10% driven by higher pricing related to increased steel input costs.
•Adjusted Segment EBITDA increased 29% year-over-year to $7.5 million, representing an 8.5% margin in both the current and prior year. Segment margins remained flat as improved profitability in steel components compensated for lower barge margins.

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•During the quarter, we received orders of approximately $35 million in our barge business, representing a book-to-bill of 0.65X. These orders add to our backlog visibility for 2023 and enhance our flexibility as we wait for an anticipated market recovery.
•Backlog at the end of the quarter was $131.8 million compared to $139.4 million at the end of the second quarter of 2021. We expect to deliver 50% of our current backlog in 2022 with the remainder scheduled to deliver in 2023.

Corporate and Other Financial Notes

•Excluding acquisition and divestiture-related costs, corporate expenses were $13.4 million in the second quarter, an increase of $2.2 million compared to the prior year.
•Acquisition and divestiture-related costs, which have been excluded from Adjusted EBITDA for both periods, were $2.5 million in the second quarter compared to $5.8 million in the prior year.
•The effective tax rate for the quarter was 20.6% compared to 16.8% in the prior year. The increase in the tax rate was primarily due to a one-time benefit from state tax law changes in the prior year.
•As of June 30, 2022, we reclassified the assets and liabilities related to the storage tanks divestiture as held for sale within our consolidated balance sheet. There were no changes to the presentation of the consolidated statements of operations or cash flows.

Cash Flow and Liquidity

•Operating cash flow was $86.7 million during the second quarter, an increase of $36.0 million year-over-year.
•Working capital was a source of cash of $7.7 million for the quarter, driven by increased payables and relatively unchanged inventory levels, and improved from prior year's $5.6 million use of cash.
•Capital expenditures were $27.0 million resulting in Free Cash Flow of $59.7 million for the second quarter, up from $29.1 million in the prior year.
•The $75.4 million acquisition of RAMCO was funded with additional borrowings under our revolving credit facility, a portion of which were subsequently repaid during the second quarter. The Company increased its net revolver borrowings by $30.0 million in the quarter.
•During the quarter, we repurchased shares totaling $15.0 million, leaving $25.7 million remaining under our share repurchase authorization.
•We ended the quarter with total liquidity of $393.5 million, including $77.0 million of cash, and net debt to Adjusted EBITDA was 1.9X for the trailing twelve months.

Non-GAAP Financial Information

This earnings release contains financial measures that have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP financial measures to the closest GAAP measure are included in the accompanying tables to this earnings release.

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Conference Call Information

A conference call is scheduled for 8:30 a.m. Eastern Time on August 4, 2022 to discuss 2022 second quarter results. To listen to the conference call webcast, please visit the Investor Relations section of Arcosa’s website at https://ir.arcosa.com. A slide presentation for this conference call will be posted on the Company’s website in advance of the call at https://ir.arcosa.com. The audio conference call number is 800-459-5343 for domestic callers and 203-518-9553 for international callers. The conference ID is ARCOSA and the passcode is 34798. An audio playback will be available through 11:59 p.m. Eastern Time on August 18, 2022, by dialing 800-839-5130 for domestic callers and 402-220-2693 for international callers. A replay of the webcast will be available for one year on Arcosa’s website at https://ir.arcosa.com/news-events/events-presentations.

About Arcosa

Arcosa, Inc. (NYSE:ACA), headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, engineered structures, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products segment, the Engineered Structures segment, and the Transportation Products segment. For more information, visit www.arcosa.com.

Kirkland & Ellis LLP acted as legal advisor to Arcosa on the acquisition of RAMCO.

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Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” “strategy,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding the impact of the COVID-19 pandemic on Arcosa’s customer demand for Arcosa’s products and services, Arcosa’s supply chain, Arcosa’s employees’ ability to work because of COVID-19 related illness, the health and safety of our employees, the effect of governmental regulations imposed in response to the COVID-19 pandemic; assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate acquisitions or divest any business, or failure to achieve the expected benefits of acquisitions or divestitures; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; ability to improve margins; the impact of inflation and costs of materials; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2021 and as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

INVESTOR CONTACTS

Gail M. Peck	Erin Drabek	David Gold
Chief Financial Officer	Director of Investor Relations	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

MEDIA CONTACT

Media@arcosa.com

TABLES TO FOLLOW

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Arcosa, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$602.8	$515.1	$1,138.6	$955.5
Operating costs:
Cost of revenues	479.3	417.4	917.8	778.5
Selling, general, and administrative expenses	66.3	66.4	128.9	122.8
	545.6	483.8	1,046.7	901.3
Operating profit	57.2	31.3	91.9	54.2

Interest expense	7.7	6.6	14.9	8.7
Other, net (income) expense	0.4	(0.3)	1.3	0.2
	8.1	6.3	16.2	8.9
Income before income taxes	49.1	25.0	75.7	45.3
Provision for income taxes	10.1	4.2	16.5	8.6
Net income	$39.0	$20.8	$59.2	$36.7

Net income per common share:
Basic	$0.80	$0.43	$1.22	$0.76
Diluted	$0.79	$0.43	$1.21	$0.75
Weighted average number of shares outstanding:
Basic	48.3	48.1	48.2	48.0
Diluted	48.6	48.6	48.6	48.5

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Arcosa, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues:	2022	2021	2022	2021
Aggregates and specialty materials	$216.2	$181.5	$404.1	$316.8
Construction site support	29.7	23.0	53.3	40.9
Construction Products	245.9	204.5	457.4	357.7

Utility, wind, and related structures	206.7	191.6	397.3	355.6
Storage tanks	61.9	50.9	121.8	93.9
Engineered Structures	268.6	242.5	519.1	449.5

Inland barges	53.8	49.0	100.8	106.9
Steel components	34.5	19.2	61.3	41.5
Transportation Products	88.3	68.2	162.1	148.4

Segment Totals before Eliminations	602.8	515.2	1,138.6	955.6
Eliminations	—	(0.1)	—	(0.1)
Consolidated Total	$602.8	$515.1	$1,138.6	$955.5

	Three Months Ended June 30,		Six Months Ended June 30,
Operating profit (loss):	2022	2021	2022	2021
Construction Products	$28.1	$17.9	$44.8	$33.7
Engineered Structures	41.5	29.1	69.8	46.6
Transportation Products	3.5	1.3	6.2	5.4
Segment Totals before Corporate Expenses	73.1	48.3	120.8	85.7
Corporate	(15.9)	(17.0)	(28.9)	(31.5)
Consolidated Total	$57.2	$31.3	$91.9	$54.2

Backlog:	June 30, 2022	June 30, 2021
Engineered Structures:
Utility, wind, and related structures	$410.1	$348.5
Storage tanks	$20.2	$30.3
Transportation Products:
Inland barges	$131.8	$139.4

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Arcosa, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$77.0	$72.9
Receivables, net of allowance	350.1	310.8
Inventories	295.9	324.5
Assets held for sale	116.9	20.4
Other	31.4	39.3
Total current assets	871.3	767.9

Property, plant, and equipment, net	1,178.3	1,201.9
Goodwill	950.9	934.9
Intangibles, net	266.8	220.3
Deferred income taxes	11.6	13.2
Other assets	58.4	49.9
	$3,337.3	$3,188.1
Current liabilities:
Accounts payable	$220.2	$184.7
Accrued liabilities	123.9	145.9
Advance billings	14.0	18.6
Liabilities held for sale	44.7	—
Current portion of long-term debt	13.6	14.8
Total current liabilities	416.4	364.0

Debt	699.4	664.7
Deferred income taxes	148.2	134.0
Other liabilities	77.3	72.1
	1,341.3	1,234.8
Stockholders' equity:
Common stock	0.5	0.5
Capital in excess of par value	1,703.1	1,692.6
Retained earnings	333.7	279.5
Accumulated other comprehensive loss	(16.3)	(19.3)
Treasury stock	(25.0)	—
	1,996.0	1,953.3
	$3,337.3	$3,188.1

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Arcosa, Inc.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities:
Net income	$59.2	$36.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	77.3	68.0
Stock-based compensation expense	10.1	8.8
Provision for deferred income taxes	12.3	6.1
Gains on disposition of property and other assets	(4.8)	(5.3)
(Increase) decrease in other assets	2.9	2.8
Increase (decrease) in other liabilities	(16.4)	(12.1)
Other	1.0	(1.6)
Changes in current assets and liabilities:
(Increase) decrease in receivables	(75.0)	(29.4)
(Increase) decrease in inventories	(17.4)	(38.7)
(Increase) decrease in other current assets	7.6	(4.1)
Increase (decrease) in accounts payable	55.3	49.8
Increase (decrease) in advance billings	(4.6)	(23.1)
Increase (decrease) in accrued liabilities	3.7	(6.8)
Net cash provided by operating activities	111.2	51.1
Investing activities:
Proceeds from disposition of property and other assets	29.2	11.1
Capital expenditures	(52.9)	(41.5)
Acquisitions, net of cash acquired	(75.0)	(388.7)
Net cash required by investing activities	(98.7)	(419.1)
Financing activities:
Payments to retire debt	(56.3)	(1.9)
Proceeds from issuance of debt	80.0	400.0
Shares repurchased	(15.0)	(4.4)
Dividends paid to common stockholders	(5.0)	(4.9)
Purchase of shares to satisfy employee tax on vested stock	(9.7)	(9.7)
Debt issuance costs	—	(6.6)
Net cash required by financing activities	(6.0)	372.5
Net increase (decrease) in cash and cash equivalents	6.5	4.5
Cash and cash equivalents at beginning of period	72.9	95.8
Cash and cash equivalents at end of period (1)	$79.4	$100.3
(1) Ending cash as of June 30, 2022 includes $2.4 million of cash presented within assets held for sale on the consolidated balance sheet.

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Arcosa, Inc.
Reconciliation of Adjusted EBITDA
($ in millions)
(unaudited)

“EBITDA” is defined as net income plus interest, taxes, depreciation, depletion, and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define EBITDA or Adjusted EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including net income. We use Adjusted EBITDA to assess the operating performance of our consolidated business, as a metric for incentive-based compensation, as a measure within our lending arrangements, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry, we believe Adjusted EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors. “Adjusted EBITDA Margin” is defined as Adjusted EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,		Full Year 2022 Guidance
	2022	2021	2022	2021	Low	High
Revenues	$602.8	$515.1	$1,138.6	$955.5	$2,200.0	$2,300.0

Net income	39.0	20.8	59.2	36.7	97.0	110.0
Add:
Interest expense, net	7.7	6.5	14.8	8.6	34.0	34.0
Provision for income taxes	10.1	4.2	16.5	8.6	28.5	29.5
Depreciation, depletion, and amortization expense(1)	39.5	36.6	77.3	68.0	155.0	160.0
EBITDA	96.3	68.1	167.8	121.9	314.5	333.5
Add:
Impact of acquisition and divestiture-related expenses(2)	2.5	11.0	3.4	13.2	10.5	11.5
Other, net (income) expense(3)	0.4	(0.2)	1.4	0.3	—	—
Adjusted EBITDA	$99.2	$78.9	$172.6	$135.4	$325.0	$345.0
Adjusted EBITDA Margin	16.5%	15.3%	15.2%	14.2%	14.8%	15.0%

(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.
(3) Included in Other, net (income) expense was the impact of foreign currency exchange transactions of $0.5 million and $(0.1) million for the three months ended June 30, 2022 and 2021, respectively, and $1.5 million and $0.5 million for the six months ended June 30, 2022 and 2021, respectively.

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Arcosa, Inc.
Reconciliation of Adjusted Net Income
($ in millions)
(unaudited)

GAAP does not define “Adjusted Net Income” and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We use this metric to assess the operating performance of our consolidated business. We adjust net income for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net Income	$39.0	$20.8	$59.2	$36.7
Impact of acquisition and divestiture-related expenses, net of tax(1)	1.9	8.3	2.6	10.0
Adjusted Net Income	$40.9	$29.1	$61.8	$46.7

(1) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Segment EBITDA
($ in millions)
(unaudited)
“Segment EBITDA” is defined as segment operating profit plus depreciation, depletion, and amortization. “Adjusted Segment EBITDA” is defined as Segment EBITDA adjusted for certain items that are not reflective of the normal earnings of our business. GAAP does not define Segment EBITDA or Adjusted Segment EBITDA and they should not be considered as alternatives to earnings measures defined by GAAP, including segment operating profit. We use Adjusted Segment EBITDA to assess the operating performance of our businesses, as a metric for incentive-based compensation, and as a basis for strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. As a widely used metric by analysts, investors, and competitors in our industry we believe Adjusted Segment EBITDA also assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items, which can vary significantly depending on many factors. "Adjusted Segment EBITDA Margin" is defined as Adjusted Segment EBITDA divided by Revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Construction Products
Revenues	$245.9	$204.5	$457.4	$357.7

Operating Profit	28.1	17.9	44.8	33.7
Add: Depreciation, depletion, and amortization expense(1)	26.3	22.5	50.9	39.6
Segment EBITDA	54.4	40.4	95.7	73.3
Add: Impact of acquisition and divestiture-related expenses(2)	—	4.7	—	4.7
Adjusted Segment EBITDA	$54.4	$45.1	$95.7	$78.0
Adjusted Segment EBITDA Margin	22.1%	22.1%	20.9%	21.8%

Engineered Structures
Revenues	$268.6	$242.5	$519.1	$449.5

Operating Profit	41.5	29.1	69.8	46.6
Add: Depreciation and amortization expense(1)	8.0	8.4	16.0	16.8
Segment EBITDA	49.5	37.5	85.8	63.4
Add: Impact of acquisition and divestiture-related expenses(2)	—	0.5	—	1.0
Adjusted Segment EBITDA	$49.5	$38.0	$85.8	$64.4
Adjusted Segment EBITDA Margin	18.4%	15.7%	16.5%	14.3%

Transportation Products
Revenues	$88.3	$68.2	$162.1	$148.4

Operating Profit	3.5	1.3	6.2	5.4
Add: Depreciation and amortization expense(1)	4.0	4.5	7.9	9.1
Segment EBITDA	7.5	5.8	14.1	14.5
Adjusted Segment EBITDA	$7.5	$5.8	$14.1	$14.5
Adjusted Segment EBITDA Margin	8.5%	8.5%	8.7%	9.8%

Operating Loss - Corporate	$(15.9)	$(17.0)	$(28.9)	$(31.5)
Add: Impact of acquisition and divestiture-related expenses - Corporate(2)	2.5	5.8	3.4	7.5
Add: Corporate depreciation expense	1.2	1.2	2.5	2.5
Adjusted EBITDA	$99.2	$78.9	$172.6	$135.4
(1) Includes the impact of the fair value markup of acquired long-lived assets, subject to final purchase price adjustments.
(2) Expenses associated with acquisitions and divestitures, including the cost impact of the fair value markup of acquired inventory, advisory and professional fees, integration, separation, and other transaction costs.

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Arcosa, Inc.
Reconciliation of Adjusted Diluted EPS and Free Cash Flow
(unaudited)

GAAP does not define “Adjusted Diluted EPS” and it should not be considered as an alternative to earnings measures defined by GAAP, including diluted EPS. We use this metric to assess the operating performance of our consolidated business. We adjust diluted EPS for certain items that are not reflective of the normal operations of our business to provide investors with what we believe is a more consistent comparison of earnings performance from period to period.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in dollars per share)
Diluted EPS	$0.79	$0.43	$1.21	$0.75
Impact of acquisition and divestiture-related expenses	0.04	0.17	0.05	0.21
Adjusted Diluted EPS	$0.83	$0.60	$1.26	$0.96

GAAP does not define “Free Cash Flow” and it should not be considered as an alternative to cash flow measures defined by GAAP, including cash flow from operating activities. We define Free Cash Flow as cash provided by operating activities less capital expenditures. The Company also uses "Free Cash Flow Conversion", which we define as Free Cash Flow divided by net income. We use these metrics to assess the liquidity of our consolidated business. We present these metrics for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in millions)
Cash Provided by Operating Activities	$86.7	$50.7	$111.2	$51.1
Capital expenditures	(27.0)	(21.6)	(52.9)	(41.5)
Free Cash Flow	$59.7	$29.1	$58.3	$9.6

Net income	$39.0	$20.8	$59.2	$36.7
Free Cash Flow Conversion	153%	140%	98%	26%

972.942.6500	14	arcosa.com

Arcosa, Inc.
Reconciliation of Pro Forma Adjusted EBITDA for RAMCO and Net Debt to Adjusted EBITDA
($ in millions)
(unaudited)

“Pro forma Adjusted EBITDA” is defined as RAMCO’s EBITDA plus pro forma adjustments primarily including the add-back of management compensation not expected to continue post-close, partially offset by the reversal of Paycheck Protection Program loan forgiveness income. GAAP does not define Pro forma Adjusted EBITDA and it should not be considered as an alternative to earnings measures defined by GAAP, including net income. We believe Pro forma Adjusted EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation, depletion, amortization, and other items which can vary significantly depending on many factors.

Trailing Twelve Months Ended
February 28, 2022
Net Income	$5.9
Add:
Interest expense, net	—
Provision for income taxes(1)	—
Depreciation, depletion, and amortization expense	0.9
EBITDA	6.8
Add:
Pro forma adjustments	2.8
Pro forma Adjusted EBITDA	$9.6
(1) RAMCO is structured as a S Corporation for federal income tax purposes and accordingly is not subject to federal income taxes

GAAP does not define “Net Debt” and it should not be considered as an alternative to cash flow or liquidity measures defined by GAAP. The Company uses Net Debt, which it defines as total debt minus cash and cash equivalents to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. The Company also uses "Net Debt to Adjusted EBITDA", which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months as a metric of its current leverage position. We present this metric for the convenience of investors who use such metrics in their analysis and for shareholders who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

June 30, 2022
(in millions)
Total debt excluding debt issuance costs	$718.8
Cash and cash equivalents	77.0
Net Debt	$641.8

Adjusted EBITDA (trailing twelve months) (1)	$330.5
Net Debt to Adjusted EBITDA	1.9

(1) Adjusted EBITDA includes a 1 month pro forma adjustment of $1.2 million based on previously disclosed Adjusted EBITDA for Southwest Rock of $14.0 million for the twelve months ended May 31, 2021 and an 11 month pro forma adjustment of $8.8 million based on Adjusted EBITDA of RAMCO of $9.6 million for the twelve months ended February 28, 2022.

972.942.6500	15	arcosa.com

Arcosa, Inc.
Reconciliation of Adjusted EBITDA for Cyclical, Growth, and Storage Tanks Businesses
(in millions)
(unaudited)

We have included the following tables to assist investors in understanding the different market dynamics impacting our various businesses and their overall impact on the Company's consolidated Adjusted EBITDA.

	Year Ended December 31,				Full Year 2022 Guidance
	2018	2019	2020	2021	Low	High

Consolidated Adjusted EBITDA(1)	$186.5	$240.7	$283.7	$283.3	$325.0	$345.0
Add: Corporate Adjusted EBITDA(1)	32.0	43.7	48.2	45.4	50.0	50.0
Adjusted EBITDA, excluding corporate	218.5	284.4	331.9	328.7	375.0	395.0

Wind towers business:
Operating Profit	56.7	55.5	41.8	19.9
Add: Depreciation and amortization expense	8.4	7.9	7.8	7.3
Wind towers EBITDA	65.1	63.4	49.6	27.2
Wind towers Adjusted EBITDA	65.1	63.4	49.6	27.2	12.0	13.0

Transportation Products Adjusted Segment EBITDA(1)	63.9	63.7	77.6	24.2	20.5	22.0
Cyclical businesses Adjusted EBITDA(2)	129.0	127.1	127.2	51.4	32.5	35.0

Growth businesses Adjusted EBITDA(3)	$89.5	$157.3	$204.7	$277.3	$342.5	$360.0

(1) See Reconciliation of Adjusted Segment EBITDA table.
(2) Our cyclical businesses include our wind towers business, included in the Engineered Structures segment, and our Transportation Products segment, which includes our barge and steel components businesses.
(3) Our growth businesses include our Construction Products segment and our Engineered Structures segment, excluding the wind towers business.

	Year Ended December 31, 2018	Average for Years Ended December 31, 2019-2021	Year Ended December 31, 2021	Full Year 2022 Guidance
				Low	High
Storage tanks business:
Operating Profit	$(9.5)	$21.9	$36.8	$45.0	$48.0
Add: Depreciation and amortization expense	5.7	7.0	7.3	7.0	7.0
Storage tanks EBITDA	(3.8)	28.9	44.1	52.0	55.0
Storage tanks Adjusted EBITDA	$(3.8)	$28.9	$44.1	$52.0	$55.0

972.942.6500	16	arcosa.com